Exhibit 10.39

INDUSTRIAL LEASE FOR

LA JOBI INDUSTRIES, INC.

Premises:   257 Prospect Plains Road

             Cranbury, New Jersey

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24. No Waiver	30
25. Tenant’s Certificates	30
26. Rules and Regulations	30
27. Tenant’s Taxes	30
28. Miscellaneous	31

EXHIBITS

A - Site Plan

B - Work Letter

C - Base Rent for Renewal Terms

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AGREEMENT OF LEASE

AGREEMENT OF LEASE (the “Lease”) made as of the 27th day of June, 2003 between KEYSTONE CRANBURY EAST, LLC, a Delaware limited liability company (the “Landlord”), and LA JOBI INDUSTRIES, INC., a New Jersey corporation (the “Tenant”).

Landlord and Tenant agree as follows:

1. Reference Data and Definitions. The following sets forth some of the basic lease information and definitions used in this Lease:

1.1 “Additional Rent” shall mean Tenant’s Proportionate Share of Real Estate Taxes and of Operating Expenses, and all other sums (exclusive of Base Rent) payable by Tenant to Landlord under this Lease. As of the date of this Lease, Landlord estimates that Real Estate Taxes and Operating Expenses for the First Lease Year will total $1.08 per square foot of the Building.

1.2 “Base Rent” shall mean the annual Base Rent for each Lease Year. The Base Rent for the initial Term of this Lease is set forth below:

Period	Annual Base Rent	Monthly Installment of Annual Base Rent
Commencement Date - December 31, 2003	$0	$0
January 1, 2004 - December 31, 2004	$885,735.00	$73,811.25
January 1, 2005 - December 31, 2005	$885,735.00	$73,811.25
January 1, 2006 - December 31, 2006	$885,735.00	$73,811.25
January 1, 2007 - December 31, 2007	$885,735.00	$73,811.25
January 1, 2008 - December 31, 2008	$885,735.00	$73,811.25

1.3 “Broker” shall mean Sheldon Gross Realty, Inc.

1.4 “Building” shall mean the 500,000 s.f. building located at 257 Prospect Plains Road, Cranbury, New Jersey and, at such time as Landlord constructs a building addition at the Property (the “Addition”), the term “Building” shall also include such Addition.

1.5 “Commencement Date” shall mean the date of this Lease.

1.6 “Common Areas” shall mean the roadways, parking areas and landscaped areas on the Property, and the entrances, accessways and other areas located within the Building or otherwise on the Property intended for the common use of all tenants of the Property and their invitees.

1.7 “Concession Costs” shall mean Costs such as construction allowances, rent concessions, moving expenses, takeover obligations and other similar inducements, incurred in leasing, subleasing or assigning a lease or this Lease.

1.8 “Excess Assignment Consideration” shall mean an amount, if any, equal to: (A) the consideration whenever paid by any assignee for the assignment, less (B) Tenant’s cost of improvements made or paid for by Tenant to satisfy the needs of the assignee, and legal fees, leasing commissions and Concession Costs, reasonably incurred by Tenant in connection with such assignment.

1.9 “Excess Sublease Rent” shall mean an amount, if any, equal to: (A) (i) all rent or other consideration paid to Tenant by any subtenant, for and during each month less (ii) the portion applicable to such month (when amortized from the date such subtenant commences to pay rent over the remaining term of the sublease, exclusive of any renewals or extensions) of Tenant’s costs of improvements made or paid for by Tenant to satisfy the needs of the subtenant, and legal fees, leasing commissions and Concession Costs reasonably incurred by Tenant in connection with such subletting, less (B) (i) the Monthly Installment of Base Rent for such month plus (ii) such other rent or consideration attributable to such month, which would otherwise be required to be paid by Tenant to Landlord. In determining the amount of Excess Sublease Rent with respect to a sublease for less than all of the Premises, the amount of the Monthly Installment of Base Rent to be deducted pursuant to clause (B)(i) of this Section 1.9 shall be determined by multiplying the then applicable square foot rate of the Monthly Installment of Base Rent by the area of the portion of the Premises which has been sublet.

1.10 “Guarantor” shall mean N/A.

1.11 “Holidays” shall mean the days observed as holidays by the United States government, or the state government of the State in which the Building is located.

1.12 “Landlord” shall mean the Landlord named on page 1 of this Lease or any subsequent owner of such Landlord’s interest in the Property.

1.13 “Landlord’s Address”:

c/o Keystone Realty Services, Inc.

200 Four Falls Corporate Center

Suite 208

West Conshohocken, Pennsylvania 19428

1.14 “Lease Interest Rate” shall mean the lesser of (A) 400 basis points in excess of the Prime Rate in effect from time to time or (B) the maximum amount or rate that lawfully may be charged in the circumstances, if such a maximum exists.

1.15 “Lease Taxes” shall mean any tax, assessment, levy or other charge (other than any income tax) by any federal, state or local law now or hereafter imposed directly or indirectly upon Landlord with respect to this Lease or the value thereof, or upon Tenant’s use or occupancy of the Premises, or upon the Base Rent, Additional Rent or any other sums payable under this Lease or upon this transaction.

1.16 “Operating Expenses” shall have the meaning set forth in Section 6.1.1.

1.17 “Ordinary Business Hours” shall mean Monday through Friday, inclusive, from 8 a.m. to 6 p.m., with Holidays excepted.

1.18 “Permitted Use” shall mean only use for warehousing, distribution and light assembly of infant cribs and mattresses and associated products, and ancillary office and administrative uses.

1.19 “Premises” shall mean the area within the Building labelled as the Premises on the Site Plan, which shall include 15 loading doors which shall be equipped with levelers, dock lights, dock bumpers and dock seals) on the West side of the Building, plus one (1) 12’ x 14’ loading door on the West side of the Building, plus five (5) loading doors equipped with levelers, dock lights, dock bumpers and dock seals on the East side of the Building, plus one (1) compactor door on the East side of the Building.

1.20 “Prime Rate” shall mean the rate of interest announced from time to time by Wachovia Bank, N.A. or its successor as its prime rate or, if such rate is discontinued, such comparable rate as Landlord reasonably designates by notice to Tenant.

1.21 “Property” shall mean the Building together with the parcel of land and all appurtenances thereto on which the Building is located as depicted on the Site Plan, together with all other improvements which may hereafter be constructed on such parcel of land.

1.22 “Real Estate Taxes” shall mean all real estate taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen (other than Lease Taxes) assessed or imposed upon the Property. If, due to a future change in the method of taxation, any tax shall be levied or imposed in substitution, in whole or in part, for (or in lieu of) any tax or addition to or increase in any tax which would otherwise be included within the definition of Real Estate Taxes, then such other tax shall be deemed to be included within Real Estate Taxes.

1.23 “Rent” shall mean Additional Rent and Base Rent, collectively.

1.24 “Rent Commencement Date” shall mean January 1, 2004, as the same may be extended in accordance with the terms of this Lease.

1.25 “Rentable Area of the Building” shall mean 500,000 square feet, subject to adjustment as provided in Article 6.

1.26 “Rentable Area of the Premises” shall mean 218,700 square feet.

1.27 “Site Plan” shall mean the site plan depicting the Property annexed to this Lease as Exhibit A.

1.28 “Tenant” shall mean the Tenant named on page 1 of this Lease and such person’s permitted successors and assigns, subject to the provisions of this Lease.

1.29 “Tenant’s Address” shall mean the Premises.

1.30 “Tenant’s Proportionate Share” shall mean 43.74% (determined by dividing the Rentable Area of the Premises by the Rentable Area of the Building), and is subject to adjustment in accordance with the terms of Article 6.

1.31 “Term” shall mean the period commencing on the Commencement Date and terminating on the date which is five (5) years after the Rent Commencement Date, as it may be extended or renewed pursuant to the terms of this Lease.

2. Demise of Premises.

2.1 Demise. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Premises and grants to Tenant, so long as this Lease remains in effect, the non-exclusive right to use the Common Areas for their intended purposes in common with all others entitled to use them.

3. Possession.

3.1 Improvements to Premises.

3.1.1 The Premises will be improved by Landlord as provided in Exhibit B to this Lease (the “Work Letter”). The Work Letter sets forth the obligations and responsibilities of Tenant and Landlord for the design and construction of Landlord’s Work (as such term is defined in the Work Letter). Except for the improvements to the Premises contemplated by the Landlord’s Work, Tenant agrees to accept the Premises and the Property in their “as is” condition.

3.1.2 Landlord shall use diligent efforts to cause the Landlord’s Warehouse Work (as such term is defined in the Work Letter) to be Substantially Complete on or before August 1, 2003 (the “Warehouse Space Delivery Date”). Landlord shall deliver possession of the Premises (exclusive of that portion of the Premises depicted on the Site Plan as the “office” space) to Tenant promptly after achieving Substantial Completion of Landlord's Warehouse Work.

3.1.3 Landlord shall use diligent efforts to cause Landlord’s Office Work (as such term is defined in the Work Letter) to be Substantially Complete on or before September 15, 2003 (the “First Office Space Delivery Date”). Landlord shall deliver possession of the “office” space area depicted on the Site Plan promptly after achieving Substantial Completion of Landlord’s Office Work.

3.1.4 If Landlord cannot deliver possession of the Premises (exclusive of that portion of the Premises depicted on the Site Plan as the “office” space) to Tenant by the Warehouse Space Delivery Date with Landlord’s Warehouse Work Substantially Complete, then the validity of this Lease and the obligations of Tenant under this Lease shall not be affected, and Tenant shall have no claim against Landlord in connection therewith. Notwithstanding the foregoing, if Landlord is unable to deliver such portion of the Premises to Tenant with Landlord’s Warehouse Work Substantially Complete by the Warehouse Space Delivery Date and Tenant is thereby liable for damages to Tenant’s existing landlord for space at 88 Carter Drive, Edison, New Jersey (“Tenant’s Existing Landlord”) by reason of Tenant holding over at such space under the release agreement with Tenant’s Existing Landlord, then Landlord shall reimburse Tenant within five (5) business days after receipt of Tenant’s request for reimbursement for all such damages paid by Tenant to Tenant’s Existing Landlord. Tenant’s request shall be accompanied by documentation reasonably establishing the amount of such damages paid to Tenant’s Existing Landlord for which reimbursement is requested. Tenant and Landlord agree to cooperate with each other in good faith in negotiating with Tenant’s Existing Landlord the level of damages so payable to Tenant’s Existing Landlord. Notwithstanding anything contained in this Section 3.1.4, in no event will Landlord’s liability under this Section 3.1.4 exceed One Hundred Eighty Thousand Dollars ($180,000) in the aggregate.

3.1.5 If Landlord cannot deliver possession of the portion of the Premises depicted on the Site Plan as the “office” space by the First Office Space Delivery Date with Landlord’s Office Work Substantially Complete, then the validity of this Lease and the obligations of Tenant under this Lease shall not be affected, and Tenant shall have no claim against Landlord in connection therewith; provided, the Rent Commencement Date and the Additional Rent Commencement Date shall be extended by the same number of days Substantial Completion of Landlord’s Office Work is delayed beyond the First Office Space Delivery Date; provided further, that if Landlord cannot deliver possession of the portion of the Premises depicted on the Site Plan as the “office” space by September 30, 2003 (the “Second Office Space Delivery Date”) with Landlord’s Office Work Substantially Complete, then the Rent Commencement Date and Additional Rent Commencement shall again be extended by two (2) days for each day after the Second Office Space Delivery Date that Substantial Completion of Landlord’s Office Work is delayed beyond the Second Office Space Delivery Date.

4. Term.

4.1 Commencement Date. The term of this Lease shall commence on the Commencement Date. If Tenant takes occupancy of all or part of the Premises prior to the date Landlord delivers same to Tenant solely for the purpose of performing any tenant improvement work which Tenant desires to perform, then all of the terms and provisions of this Lease shall apply to such occupancy of the Premises by Tenant; provided, Tenant’s obligations to pay Base Rent and Additional Rent shall be governed by Section 4.2.

4.2 Rent Commencement Date. Tenant’s obligation to pay Base Rent shall commence on the Rent Commencement Date. From and after the Rent Commencement Date and throughout the initial Term, Tenant shall pay annual Base Rent in the amount and in the monthly installments required by Section 1.2. Notwithstanding the foregoing, (a) from and after the earlier of the date Landlord achieves Substantial Completion of all of Landlord’s Work or the date Tenant takes occupancy of all of the Premises for the conduct of its business Tenant shall be obligated to pay for the cost of all utilities consumed at the Premises and (b) from and after October 1, 2003 (the “Additional Rent Commencement Date”) Tenant shall be obligated to pay Tenant’s Proportionate Share of Real Estate Taxes and Operating Expenses pursuant to Article 6 of this Lease.

4.3 Lease Year. The “First Lease Year” shall be the period commencing on the Commencement Date and continuing to the first anniversary of the Rent Commencement Date. Each “Lease Year” after the First Lease Year shall be a consecutive twelve (12) month period commencing on the first day immediately following the preceding Lease Year.

4.4 Term Extension Option. Provided that Tenant is not in default hereunder beyond any applicable notice and cure period at the time of exercise, and that the original Tenant hereunder has not sublet any portion of the Premises, Tenant shall have and is hereby granted a single option to extend the Term upon the terms, covenants, conditions and provisions set forth herein for two (2) periods of five (5) years each (each, a “Renewal Term”). Such options shall be exercisable by Tenant giving written notice (“Renewal Exercise Notice”) to Landlord of Tenant’s exercise of such option at least nine (9) months prior to the expiration of the then current Term. Upon receipt by Landlord of such Renewal Exercise Notice, provided that Tenant shall then have the right to exercise such option, the Term shall be extended in accordance with the provisions hereof without the necessity of any further act or documentation by Landlord or Tenant. In the event Tenant fails to exercise such option within the time and in the manner aforesaid (regardless of whether such failure shall be a result of Tenant’s not having the right to exercise such option), then this right and option shall terminate and be null and void without the necessity of any further act or documentation by Landlord or Tenant, and the Term shall terminate in accordance with the provisions set forth elsewhere herein. The Base Rent during each Renewal Term, if any, shall be determined in accordance with the terms of Exhibit C to this Lease.

5. Base Rent.

5.1 Payment. Base Rent shall be payable by Tenant in equal monthly installments on or before the first day of each calendar month, in advance. All payments of Base Rent and Additional Rent shall be made without prior demand and, except as otherwise expressly provided in this Lease, without offset, deduction or counterclaim of any kind, in lawful money of the United States of America. Such payments shall be made at Landlord’s Address or at such other place as Landlord shall designate from time to time. Tenant’s agreements to lease the Premises and pay Base Rent, Additional Rent and all other sums payable under this Lease are independent of any other covenant, agreement or term of this Lease.

5.2 Late Charges. If Tenant fails to pay any Base Rent or Additional Rent within five (5) days after the same is due and payable, interest shall accrue on such unpaid amount at the Lease Interest Rate until paid in full. In addition, such unpaid amounts will be subject to a late payment charge equal to five percent (5%) of the unpaid amounts in each instance. Such late payment charge has been agreed upon by Landlord and Tenant, after negotiation, as a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of any such failure by Tenant, the actual costs thereof being extremely difficult if not impossible to determine. The late payment charge constitutes fair and reasonable compensation to Landlord for its damages resulting, from such failure by Tenant to timely pay and shall be paid to Landlord together with such unpaid amounts.

5.3 Net Lease. This Lease shall be deemed and construed to be a “net lease.” It is the purpose and the intent of Landlord and Tenant that the Base Rent shall be absolutely net to Landlord so that this Lease shall yield, subject to the provisions of this Lease, net to Landlord the Base Rent payable hereunder in each year during the Term of this Lease.

6. Additional Rent for Operating Expenses and Real Estate Taxes.

6.1 Definitions. For purposes of this Lease, the following terms shall have the following meanings:

6.1.1 “Operating Expenses” shall mean the costs and expenses actually paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Property, but reduced by recoveries actually received by Landlord from warranty claims with respect to matters that constitute Operating Expenses, including, without limitation:

(a) the cost of electricity, gas, water, sewer service, and other systems and utilities serving Common Areas, and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

(b) the cost of repairs, replacements, maintenance and cleaning, including, without limitation, the cost of janitorial and other service agreements and trash removal with respect to Common Areas;

(c) the cost of all repairs and maintenance associated with: (i) the exterior walls, structural elements, and the roof of the Building and (ii) the landscaped areas, surface parking areas and truck courts of the Property; including, without limitation, the cost of associated service agreements for snow removal and roof maintenance in connection with the Property;

(d) the cost of fire, extended coverage, boiler, sprinkler, apparatus, public liability, property damage, rent, earthquake and other insurance as Landlord carries with respect to the Property, including the amounts of any deductible payment for such insurance incurred by Landlord in connection with any claim thereunder;

(e) wages, salaries, payroll taxes and other labor costs and employee benefits of all on-site employees, and all off-site employees to the extent engaged in the operation, management, maintenance and repair of the Property on a pro-rata basis, including, without limitation, taxes, insurance, retirement, medical and other employee benefits;

(f) fees, charges and other costs, including, without limitation, property management fees, consulting fees, reasonable attorneys’ fees and accounting fees of all contractors engaged by Landlord in connection with the Property;

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(g) the cost of any capital improvements made to the Property after the date of this Lease intended to effect economies in the operation or maintenance of the Property (amortized over the useful life of the improvements in accordance with generally accepted accounting principles), together with interest on the unamortized balance(s) at the rate of ten percent (10%) per annum or such other market rate as may actually be payable by Landlord on funds borrowed for the purpose of constructing such capital improvements; provided, the amount of such cost which will constitute an Operating Expense for any Lease Year under this subsection (g) may in no event exceed the savings in Operating Expenses actually realized in such Lease Year attributable to such improvements;

(h) the cost of any capital improvements made to the Property after the date of this Lease that are required under any governmental law or regulation that was not applicable to the Property at the date of this Lease (amortized over the useful life of the improvement in accordance with generally accepted accounting principles), together with interest on the unamortized balance(s) at the rate of ten percent (10%) per annum or such other market rate as may actually be payable by Landlord on funds borrowed for the purpose of constructing such capital improvements;

(i) the cost of supplies, materials and equipment used in the management, operation, maintenance and repair of the Property, including, without limitation, any rental fees;

(j) costs for landscaping at the Property other than the initial landscaping expense;

(k) fees, costs and disbursements incurred in connection with proceedings to contest, determine, or reduce Operating Expenses or Real Estate Taxes.

“Operating Expenses” shall not include:

(a) leasing commissions, accountants’ or attorneys’ fees, finder’s fees, space planner fees, entertainment and travel expenses, and costs and disbursements and other expenses incurred in connection with proposals, negotiations, or disputes with tenants or other occupants or prospective tenants or other occupants, or associated with the enforcement of any leases or the defense of Landlord’s title to or interest in the Property or any part thereof;

(b) except as specifically provided in this Lease with regard to amortization of capital improvement costs, interest on debt or amortization payments on any mortgages or deeds of trust or any other borrowings of Landlord;

(c) except as provided in this Lease with regard to capital expenditures, any other expense that under generally accepted accounting principles and practices would be considered a capital expense;

(d) salaries, benefits or other compensation paid to leasing agents, promotional directors, officers, directors and executives of Landlord above the rank of Building managers, or not involved in the day-to-day operations or management of the Property (except for out-of-pocket expenses of such persons performing work related to the Property, and then, on a pro-rata basis);

(e) all contributions to any organizations, whether political or charitable;

(f) interest, late charges or penalties for late payments;

(g) costs reimbursed to Landlord by insurance or otherwise;

(h) ground lease or any other underlying lease rentals;

(i) all costs incurred to construct the Addition (as such term is defined in Section 6.6).

(j) all costs incurred for work and services performed for any other specific facility or space of another tenant which is exclusively for the benefit of such tenant;

(k) original costs in acquiring the Property and/or constructing the Building or, subject nevertheless to the provisions of subsections 6.1.1(g) and (h), any other improvements on the Property;

(l) costs of acquisition by Landlord of any other land;

(m) reserves for anticipated future expenses;

(n) increases in insurance premiums assessed specifically to any tenant on the Property;

(o) the cost of extraordinary services provided to other tenants at the Property at no cost which are not made available to Tenant;

(p) costs of hazardous materials abatement or remediation work (whether a pre-existing condition, or any hazardous materials brought onto any portion of the Property by the Landlord or another tenant or occupant of the Property and handled, destroyed or disposed of in violation of the Environmental Statutes in effect at that time); and

(q) costs of repairs or maintenance caused or necessitated by the gross negligence or willful misconduct of Landlord, its agents, contractors or employees.

6.1.2 Notwithstanding anything contained in Section 6.1.1, (a) in no event will the management fee component of Operating Expenses during the initial 5-year term of the Lease exceed Ten Cents ($0.10) per s.f. of the Premises annually and (b) subject to subsection 6.1. l (j), commencing with the second Lease Year and continuing throughout the remainder of the Term, the landscaping cost component of Operating Expenses shall not increase more than three percent (3%) over that incurred by Landlord for the immediately preceding Lease Year.

6.2 Payment of Real Estate Taxes. Commencing on the first day of the first calendar month following the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (l/12th) of Tenant’s Proportionate Share of Real Estate Taxes on or before the first day of each month during each Lease Year, in advance, in an amount reasonably estimated by Landlord in good faith and billed by Landlord to Tenant. Landlord shall have the right to revise such estimate from time to time. Within ninety (90) days after the expiration of each fiscal year for Real Estate Taxes, Landlord shall furnish Tenant with a statement (“Landlord’s Tax Statement”) setting forth the actual amount of Real Estate Taxes for such year and Tenant’s Proportionate Share of Real Estate Taxes. If the actual amount of Real Estate Taxes due for such year differs from the estimated amount of Tenant’s Proportionate Share of Real Estate Taxes paid by Tenant for such year, then, if Tenant owes any amounts to Landlord, such amounts shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after receipt of Landlord’s Tax Statement, and if Landlord owes any amounts to Tenant, such amounts shall be credited against the next installments of Base Rent and Additional Rent due from Tenant (or if the Lease has terminated for any reason other than Tenant’s default, paid to Tenant within thirty (30) days after delivery of Landlord’s Tax Statement).

6.3 Payment of Operating Expenses. Commencing on the first day of the first calendar month following the Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (l/12th) of Tenant's Proportionate Share of Operating Expenses for the Property for each calendar year on or before the first day of each month during such year, in advance, in an amount reasonably estimated by Landlord in good faith and billed by Landlord to Tenant. Landlord shall have the right to revise such estimate from time to time. Within ninety (90) days after the expiration of each calendar year, Landlord shall furnish Tenant with a statement (“Landlord’s Operating Expense Statement”), setting forth the actual amount of Operating Expenses for the Property for such year and Tenant’s Proportionate Share of Operating Expenses. If the actual amount of Operating Expenses due for such year payable by Tenant differs from the estimated amount of Operating Expenses paid by Tenant for such year, then, if Tenant owes any amounts to Landlord, such amounts shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after receipt of Landlord’s Operating Expense Statement, and if Landlord owes any amounts to Tenant, such amounts shall be credited against the next installments of Base Rent and Additional Rent due from Tenant (or if the Lease has terminated for any reason other than Tenant’s default, paid to Tenant within thirty (30) days after delivery of Landlord’s Operating Expense Statement).

6.4 Objections to Statements. Tenant acknowledges that Landlord’s ability to budget and incur expenses depends on the finality of Landlord’s Tax Statements and Landlord’s Operating Expense Statements, and Tenant shall have ninety (90) days following receipt of any such Statement within which to raise any objection to the calculations contained in any such Statement. Failure of Tenant to object within such ninety (90) day period shall be deemed a waiver of any such objection. Tenant shall continue to make all payments required under this Lease pending resolution of any such objection. If Tenant makes a timely objection, Landlord and Tenant shall use reasonable efforts and due diligence in attempting to resolve such dispute within a reasonable time. No delay by Landlord in providing any Statement shall be deemed a default by Landlord or a waiver of Landlord’s right to require payment of Tenant’s obligations for actual or estimated Real Estate Taxes or Operating Expenses.

6.5 Tenant’s Review. Tenant may, within sixty (60) days after receiving Landlord’s Operating Expense Statement for such year, have the right upon written request to review Landlord’s books and records relating to Operating Expenses for such year. Within a reasonable time after receipt of Tenant’s notice, Landlord shall make such books and records available to Tenant or its agents or representatives at either the home office of Landlord or its property manager or at the Building. Tenant shall be solely responsible for all costs and expenses incurred in connection with such review. Tenant shall treat as confidential all information obtained by Tenant in conducting such review.

6.6 Adjustment to Tenant’s Proportionate Share. Tenant acknowledges that Landlord intends to construct an approximately 500,000 square foot Addition upon the Property during the Term of this Lease. If Landlord constructs an Addition, Tenant’s Proportionate Share shall equal the percentage obtained by dividing 218,700 (the number of rentable square feet within the Premises) by the sum of A plus B, where A equals 500,000 (the number of rentable square feet within the Building on the Commencement Date) and B equals the number of rentable square feet within such Addition. For example, if the number of rentable square feet within the Addition equals 500,000, Tenant’s Proportionate Share shall equal 21.87%.

7. Security Deposit. Upon execution of this Lease, Tenant shall deposit and thereafter maintain with Landlord, as security for Tenant’s faithful performance of Tenant’s obligations hereunder, the sum of One Hundred Forty-Seven Thousand Six Hundred Twenty-Two and 50/100 Dollars ($147,622.50) ("Security Deposit"). On the first day of the calendar month in which the first anniversary of the Rent Commencement Date occurs, provided Tenant is not then in default hereunder beyond any applicable grace period, one-half of said Security Deposit sum shall be applied on account of Base Rent payable hereunder for such calendar month, whereupon the Security Deposit shall thereafter total Seventy-Three Thousand Eight Hundred Eleven and 25/100 Dollars ($73,811.25). If Tenant fails to pay rent or other charges due hereunder or otherwise defaults with respect to any provision of this Lease, following the giving of any required notice of default and expiration of any applicable grace period, Landlord may use, apply or retain all or any portion of the Security Deposit for the payment of any rent or other charge in default or the payment of any other sum to which Landlord may become obligated by reason of Tenant’s default, or to compensate Landlord for any loss or damage which Landlord may suffer thereby. If Landlord so uses or applies all or any portion of the Security Deposit, Tenant shall, within ten (10) days after written demand, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the amount required by the terms of this Article 7, and Tenant’s failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep the Security Deposit separate from its general accounts or to pay interest thereon. If Tenant performs all of Tenant’s obligations hereunder, the remainder of said Security Deposit, if any, or so much thereof as has not theretofore been applied by Landlord, shall be returned as provided herein to Tenant (or at Landlord’s option, to the last assignee, if any, of Tenant’s interest hereunder) at the expiration of the term hereof and after Tenant has vacated the Premises. No trust relationship is created herein between Landlord and Tenant with respect to said Security Deposit.

8. Use; Compliance With Law.

8.1 Permitted Use. The Premises shall be used only for the Permitted Use and for no other purpose. Landlord represents to Tenant that use of the Premises 24 hours per day, 7 days per week, 365 days per year for the Permitted Use is permitted under the applicable zoning ordinances of Cranbury Township, New Jersey. Tenant acknowledges that it has reviewed the Standard Industrial Classification Manual prepared by the Office of Management and Budget of the U.S. (or, if applicable, the US NAICS Manual) and that the S.I.C. (or, if applicable, NAICS) number for the operations to be conducted at the Premises is 5021. Tenant shall advise Landlord in the event its S.I.C. (or, if applicable, NAICS) number should change.

8.2 No Nuisance. Tenant shall not allow, suffer or permit the Premises or any use thereof to constitute a nuisance.

8.3 Compliance with Laws. Tenant, at Tenant’s expense, shall comply with and cause all of Tenant’s contractors, agents, servants, employees and licensees to comply with all applicable laws, ordinances, rules and regulations of governmental authorities applicable to the Premises or the use or occupancy thereof. Without limiting the generality of the foregoing, Tenant shall comply with the requirements of (a) the Occupational Safety and Health Act (and all regulations promulgated thereunder), and (b) the Americans with Disabilities Act (and all regulations promulgated thereunder), as the same may be amended from time to time (collectively, the “Act”). The Act may require, among other things, that the Premises be designed to remove architectural barriers so that the Premises will be readily accessible to people with disabilities, on the same basis as the Premises are accessible to those without such disabilities. The foregoing obligation of Tenant shall not however permit Tenant to make, without Landlord’s prior written approval, any alterations to the Premises which otherwise would require Landlord’s approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such alterations.

8.4 Hazardous Materials.

8.4.1 Definitions. “Hazardous Substance” shall mean any hazardous or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority having jurisdiction. The term “Hazardous Substance” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) petroleum, (v) designated as a “hazardous substance” by the New Jersey Department of Environmental Protection pursuant to the Industrial Site Recovery Act, N.J.S.A, 13:1K6 et seq. (“ISRA”) or (vi) asbestos or asbestos-containing materials.

8.4.2 Compliance with Law. Tenant shall conduct, and cause to be conducted, all operations and activity at the Premises in compliance with, and shall in all other respects applicable to the Premises comply with, all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the protection of public health, safety or the environment (collectively “Environmental Statutes”).

8.4.3 Permits. Tenant, in a timely manner, shall obtain and maintain in full force and effect all permits, licenses and approvals related to the Premises, and shall make and file all notifications and registrations as required by Environmental Statutes as the same relate to the Premises or Tenant’s use thereof. Tenant shall at all times comply with the terms and conditions of any such permits, licenses, approvals, notifications and registrations.

8.4.4 Documents. Tenant shall provide to Landlord copies of the following, promptly after each shall have been submitted, prepared or received by Tenant: (A) all applications and associated materials submitted to any governmental agency relating to any Environmental Statute; (B) all notifications, registrations, reports and other documents, and supporting information, prepared, submitted or maintained in connection with any Environmental Statute or otherwise relating to environmental conditions; (C) all permits, licenses, approvals, and amendments or modifications thereof, obtained under any Environmental Statute; and (D) any correspondence, notice of violation, summons, order, complaint, or other document received by Tenant pertaining to compliance with or liability under any Environmental Statute.

8.4.5 Operations. Tenant shall not cause or suffer or permit to occur in, on or under the Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of Hazardous Substances, except that limited quantities of Hazardous Substances may be used, handled or stored on the Premises, provided such is incident to and reasonably necessary for the maintenance of the Premises and Tenant's operations for the Permitted Use and is in compliance with all Environmental Statutes and all other applicable governmental requirements. Should a release of any Hazardous Substance occur at the Premises, Tenant shall immediately contain, remove and dispose of, off the Premises, such Hazardous Substances and any material that was contaminated by the release, and remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures the Tenant shall comply with all Environmental Statutes.

8.4.6 Activities of Others. Tenant agrees that any contracts or agreements of any kind entered into or renewed by Tenant, for the occupancy of or the performance of activities on the Premises will contain the same limitations on the activities of such other contracting party as are placed on Tenant by this Section 8.4.

8.4.7 Inspection. Upon not less than forty-eight (48) hours' prior telephonic or written notice (except in case of an emergency in which event Landlord shall provide such telephonic or written notice as Landlord is able to under the circumstances), Tenant agrees to permit Landlord and its authorized representatives to enter, inspect and assess the Premises at reasonable times for the purpose of determining Tenant's compliance with the provisions of this Section. Such inspections and assessments may include obtaining samples and performing tests of soil, surface water, groundwater or other media. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business operations in performing such tests.

8.4.8 Tanks. Tenant shall not install or cause the installation of any above ground or underground storage tank at the Premises.

8.4.9 Tenant Indemnification of Landlord. Subject nevertheless to the provisions of Section 8.4.10, Tenant hereby agrees to indemnify and to hold harmless Landlord and its officers, directors, shareholders, partners and principals of, from and against any and all expense, loss, cost, claim, damage, penalty, fine, or liability of any kind or nature suffered by Landlord by reason of the presence or release of Hazardous Substances introduced to the Premises by Tenant or any of its subtenants or any of their respective employees, contractors or invitees (each, a “Tenant Party”) or Tenant’s breach of any of the provisions of this Article 8, including without limitation: (A) any and all expenses that Landlord may incur in complying with any Environmental Statutes, (B) any and all costs that Landlord may incur in studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance introduced to the Premises by any Tenant Party, (C) any and all costs for which Landlord may be liable to any governmental agency for studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance introduced to the Premises by any Tenant Party, (D) any and all fines or penalties assessed, or threatened to be assessed, upon Landlord by reason of a failure of Tenant to comply with any obligations, covenants or conditions set forth in this Section, and (E) any and all reasonable legal fees and costs incurred by Landlord in connection with any of the foregoing. In no event shall this Section 8.4.9 impose on Tenant any liability for consequential damages to Landlord. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Term of this Lease.

8.4.10 Landlord Indemnification of Tenant. Notwithstanding any other provision in this lease to the contrary, Tenant shall have no liability or any obligation to perform any remediation activities with respect to any Hazardous Substances now or hereafter located at the Property which were not introduced to the Property by any Tenant Party, or for any fines, penalties or other sanctions which may be imposed or asserted by any governmental entity having jurisdiction over the Property for any remediation activities for Hazardous Substances now or hereafter located at the Property which were not introduced to the Property by any Tenant Party, including by reason of any failure to conduct such remediation activities or the failure to conduct such remediation activities in compliance with applicable law (collectively, “Environmental Claims”). Landlord shall indemnify and hold harmless Tenant and its officers, directors and shareholders from and against any and all expense, loss, cost, claim, damage, penalty, fine or liability of any kind or nature suffered by Tenant by reason of Environmental Claims. In addition, if Tenant is requested to appear in or is joined in any legal action, whether judicial or administrative, arising in connection with any Environmental Claims, Landlord shall also defend Tenant in such actions and pay all counsel fees and court costs arising from the defense of Tenant in connection with such actions. In no event shall this Section 8.4.10 impose on Landlord any liability for consequential damages to Tenant. Landlord's obligations under this Section 8.4.10 shall survive the expiration or earlier termination of this Lease.

8.5 ISRA.

8.5.1 The business operations which Tenant shall conduct at the Premises shall not constitute the operation of an industrial establishment as defined in the ISRA.

8.5.2 Landlord shall be responsible for complying, in all respects, at Landlord’s expense, with ISRA in connection with Landlord’s transfer of title to the Property, or with respect to any other transaction that Landlord may be involved in which triggers the provisions of ISRA. In no event shall Tenant be obligated to attain any such compliance with ISRA in connection with any such failure by Landlord to do so. The provisions of this Section shall survive termination of this Lease.

8.6 Common Areas.

8.6.1 Tenant shall have the non-exclusive right to use the Common Areas in common with other persons approved by Landlord during the Term, subject to Landlord's reasonable rules and regulations that may be promulgated from time to time and the provisions of this Lease.

8.6.2 Landlord reserves the right, at any time and from time to time, without the consent of or liability to Tenant to make alterations or additions to the Property and the Common Areas, to change, add to, eliminate or reduce the extent, size, shape, number or configuration of any aspect of the Property and Common Areas, to close to the general public all or any portion of the Property to the extent and for the period necessary to avoid any dedication to the public, to effect any repairs or further construction, to change the arrangement, character, use or location of entrances or passageways, doors and doorways, corridors, elevators, stairs, landscaping, toilets, mechanical, plumbing, electrical or other operating systems or any other portions of the Common Areas or other parts of the Property, and to change the name, number or designation by which the Property is commonly known. Landlord shall use commercially reasonable efforts in exercising any rights reserved to it under this Section 8.6.2 to minimize disruption to Tenant’s ability to conduct business at the Property and to gain access to the Premises.

8.6.3 Notwithstanding anything contained in this Section 8.6, in lieu of having the right to utilize parking spaces in common with others entitled thereto, Tenant and its employees, contractors and invitees shall have the exclusive right to utilize (a) 102 car parking spaces and 26 trailer parking spaces at the locations depicted on the Site Plan, and (b) the picnic tables located at the south end of the Property at the location depicted on the Site Plan. Landlord shall label the aforesaid parking spaces as being for the use of Tenant.

9. Alterations and Tenant’s Property.

9.1 Alterations Defined.

9.1.1 Tenant shall not make or suffer or allow to be made any alterations, additions or improvements in or to the Premises (collectively, “Alterations”) without first obtaining Landlord’s written consent based on detailed plans and specifications submitted by Tenant; provided Landlord's consent will not be required if (a) the proposed Alterations will not affect the structure or the mechanical, electrical, HVAC, plumbing or life safety systems of the Building (collectively, “Building Systems”) and the total cost to acquire and install the proposed Alterations will be no more than $25,000 and (b) the aggregate cost of all such Alterations to be performed in any calendar year does not exceed $50,000. In all other instances where Landlord's consent is so required, it may be granted or withheld by Landlord in its sole and absolute subjective discretion. Notwithstanding the foregoing, Tenant may, at Tenant’s cost, install battery chargers for Tenant’s equipment at locations within the Premises designated by Tenant.

9.1.2 Tenant agrees that all such work shall be done at Tenant's sole cost and expense, in accordance with the plans and specifications approved by Landlord and in a good and workmanlike manner, that the structural integrity of the Building shall not be impaired, and that no liens shall attach to all or any part of the Premises, the Building, or the Property by reason thereof. Tenant shall obtain, at its sole expense, all permits required for such work.

9.2 Removal of Property. All Alterations shall become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease; provided, however, that this provision shall not apply to movable equipment, trade fixtures, personal property or furniture which are owned by Tenant (“Tenant Owned Property”). At Landlord’s sole election, any or all Alterations made by or on behalf of Tenant shall be removed from the Premises at Tenant's sole cost and expense at the expiration or sooner termination of this Lease, and the Premises shall be restored, at Tenant’s sole cost and expense, to substantially their condition before the making of such Alterations, ordinary wear and tear excepted. Tenant shall repair at its sole cost and expense all damage caused to the Premises or the Building by Tenant’s removal of any Alterations or Tenant Owned Property. Any Tenant Owned Property not removed from the Premises at the expiration or earlier termination of this Lease shall, at Landlord’s option, become the property of Landlord, or Landlord may remove them and Tenant shall pay to Landlord the reasonable cost of removal. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Term of this Lease.

10. Repairs and Other Work.

10.1 Tenant’s Obligations

10.1.1 Tenant shall maintain in good, clean and sanitary order and condition the Premises and every non-structural part thereof, including without limiting the generality of the foregoing, all plumbing, heating, air conditioning, ventilating, electrical, lighting facilities and equipment within the Premises which are exclusively dedicated to the Premises, fixtures, interior walls, ceilings, decking, floors, windows, doors, plate glass and skylights located within the Premises, and signs (except Landlord's signs, if any) located on the Premises.

10.1.2 Tenant shall keep the Premises, including all replacements, alterations, additions and improvements thereto, in good order. Tenant will not overload the electrical wiring serving the Premises or within the Premises, and will install at its expense, subject to the provisions of this Lease, any additional electrical wiring which may be required in connection with Tenant’s apparatus.

10.1.3 Tenant will repair, at its expense, any damage to the Premises, or to the Property, arising out of Tenant’s use or occupancy thereof, including damage caused by bringing into the Premises any property for Tenant’s use or by the installation or removal of such property, all regardless of fault, or by whom such damage shall be caused, unless caused by Landlord, its agents, employees, or contractors; and in default of such repairs by Tenant, Landlord may make the same and Tenant agrees to pay to Landlord, upon Landlord’s demand, as additional rent, the cost thereof.

10.2 Conditions Applicable to Repairs and Other Work. All repairs, replacements and reconstruction (including, without limitation, all Alterations) made by or on behalf of Tenant shall be made and performed: (a) at Tenant’s cost and expense and at such time and in such manner as Landlord may reasonably designate, (b) by contractors or mechanics reasonably approved by Landlord, (c) at least equal in quality of materials and workmanship to the original work or installation, (d) in accordance with such reasonable requirements as Landlord may impose with respect to insurance to be obtained by Tenant in connection with the proposed work, (e) in accordance with the rules and regulations for the Property adopted by Landlord from time to time, (f) in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Premises, and (g) in compliance with such other requirements as Landlord may reasonably impose (including without limitation a requirement that Tenant furnish Landlord with as-built drawings upon completion of the work).

10.3 Landlord’s Obligations. Landlord shall be responsible for the performance of all repair, maintenance and replacement of all structural elements, roof and exterior walls of the Building, except to the extent such is part of any Alterations; provided, if any such work is required as a result of the negligence or misconduct of Tenant, Tenant’s contractors, employees or invitees, Tenant shall reimburse Landlord for all costs incurred by Landlord for such work upon demand as Additional Rent. Landlord shall be responsible for the replacement of any HVAC unit which becomes inoperable (subject to the provisions of Section 6.1.1); provided, if such replacement is required as the result of the negligence or misconduct of Tenant, Tenant’s contractors, employees or invitees, or Tenant’s default of its obligations under this Lease, Tenant shall reimburse Landlord for all costs incurred by Landlord for such replacement upon demand as Additional Rent. Landlord shall also be responsible for the performance of landscaping and snow removal and repairs and maintenance of the exterior parking areas, sidewalks and truck courts at the Property. Landlord’s performance obligations under this Section shall be carried out in a manner necessary to maintain the Property in a first class condition. Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from any repairs, maintenance, alteration or improvement in or to any portion of the Property, including, without limitation, the Premises, or in or to the fixtures, appurtenances and equipment therein.

11. Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed or material furnished to or for the Premises by or for Tenant. If Tenant shall not, within thirty (30) days following notice of the imposition of any such lien, cause same to be released of record by payment or posting of a bond satisfactory to Landlord, Landlord, in addition to all other remedies provided under this Lease and by law, shall have the right (but not the obligation) to cause the lien to be released by such means as Landlord shall deem proper, including, without limitation, payment of the claim giving rise to such lien. All such sums reasonably paid by Landlord and all expenses incurred by it in connection therewith shall be considered additional rent and shall be payable by Tenant within ten (10) days after receipt of written demand.

12. Subordination.

12.1 This Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Property or any portion thereof, (b) the lien of any mortgage, deed of trust or other security instrument that may now exist or hereafter be executed in any amount for which the Property or any portion thereof, any ground leases or underlying leases, or Landlord’s interest or estate therein is Specified as security, and (c) all modifications, renewals, supplements, consolidations and replacements thereof. If any ground lease or underlying lease terminates for any reason or any mortgage, deed of trust or other security instrument is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant, notwithstanding any subordination, shall attorn to and become the tenant of the successor in interest to Landlord at the option of such successor in interest. The provisions of this Section shall be self operative and no further instrument shall be required to effect the provisions of this Section, Landlord shall use commercially diligent efforts to obtain a subordination, non-disturbance and attornment agreement which is consistent with the terms of this Article 12 from the holder of the mortgage which encumbers the Property on the Commencement Date (the “Current Mortgagee”).

12.2 As to any mortgage, trust deed or other security instrument which is filed against the Property after the date of this Lease (each, together with all replacements, renewals or extensions thereof, a “Future Mortgage”), and any ground or underlying lease which is created with respect to the Property after the date of this Lease (each, together with all replacements, renewals or extensions thereof, a “Future Ground Lease”), the subordination provided for in this Section 12 is subject to the express condition that so long as Tenant is not in default under this Lease beyond any applicable grace period, (a) Tenant’s possession shall not be disturbed by such mortgagee or ground lessor and (b) this Lease shall not be canceled or terminated by such mortgagee or ground lessor and shall continue in full force and effect upon such foreclosure or recovery or possession as a direct lease between Tenant and the person or entity acquiring the interest of Landlord, upon all the terms, covenants, conditions and agreements set forth in this Lease. If the Lease becomes subject to and subordinate to a Future Mortgage or Future Ground Lease, the mortgagee, trust deed beneficiary or other secured party or ground lessor, as applicable, will deliver to Tenant a written agreement in recordable form providing, inter alia, so long as Tenant is not in default under this Lease, that such Future Mortgage or such Future Ground Lease, as applicable, will not, nor shall any mortgage foreclosure or trustee’s sale, disturb the rights of Tenant hereunder and in accordance with this Section 12.2, and that the mortgagee, deed of trust beneficiary or other secured party or ground lessor, as applicable, will not join Tenant or a defendant in any action or proceeding foreclosing its interest in the Property or terminating such Future Ground Lease unless such joinder is necessary to foreclose such interest or terminate such Future Ground Lease, and then only for such purpose and not for the purpose of terminating the Lease.

12.3 If any mortgage is foreclosed, or Landlord’s interest under this Lease is conveyed or transferred in lieu of foreclosure: neither the mortgagee nor any person or entity acquiring title to the Property as a result of foreclosure or trustee’s sale, nor any successor or assign of either of the foregoing, shall be (i) liable for any default by Landlord, (ii) bound by or liable for any payment of Rent which may have been made more than thirty (30) days before the due date of such installment, (iii) subject to any defense or offset which Tenant may have to the payment of Rent or other performance under this Lease arising from any default by Landlord, or (iv) bound by any amendment or modification to this Lease made without the consent of such mortgagee if such mortgagee’s consent thereto is required.

12.4 Within ten (10) days following request by Landlord, Tenant agrees to execute any documents required to effectuate the foregoing subordination, non-disturbance and attornment agreement, which may contain such other terms as any mortgagee or prospective mortgagee may require, or to make this Lease prior to the lien of any mortgage, deed of trust or underlying lease, as the case may be.

12.5 Tenant agrees to simultaneously give to any party holding a mortgage encumbering the Building, by registered or certified mail, a copy of any notice of default served upon Landlord provided Tenant has been notified in writing of the names and addresses of such mortgagee(s). Landlord agrees to provide Tenant with the names and addresses of all such mortgages encumbering the Property. Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within such time, then such additional time as may be necessary if within such thirty (30) days any mortgagee(s) has commenced and is diligently pursuing the remedies necessary to cure such default (including but not limited to commencement of foreclosure proceedings, if necessary to effect such cure), in which event Tenant shall not have the right to pursue any claim against Landlord or such mortgagee, including but not limited to any claim of actual or constructive eviction, so long as such remedies are being diligently pursued.

12.6 Landlord shall deliver to Tenant a landlord’s waiver in form reasonably acceptable to Landlord and Tenant.

13. Inability to Perform. If, by reason of acts of God, governmental restrictions, acts of war or terrorism, strikes, labor disturbances, shortages of materials or supplies or any other cause or event beyond Landlord’s reasonable control (collectively, “Force Majeure Events”), Landlord is unable to furnish or is delayed in furnishing any utility or service required to be furnished by Landlord under the provisions of this Lease, or is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements required to be performed or made under this Lease, no such inability or delay shall impose any liability upon Landlord or its agents or provide Tenant with any right to offset, deduction or abatement of rent by reason of inconvenience or annoyance to Tenant or by reason of injury to or interruption of Tenant’s business, or otherwise.

14. Destruction.

14.1 Repair. Subject to the provisions of Sections 14.3 and 14.4 below, if any portion of the Building is damaged by fire, earthquake, flood or other casualty (the “Damaged Property”) to the extent that such damage renders a portion of the Premises untenantable by Tenant and the damage may, in Landlord’s reasonable opinion, be repaired within six (6) months after the date of damage (under a normal construction schedule not requiring the payment of overtime or premium), Landlord shall proceed immediately to make such repairs in accordance with Section 14.4. Landlord’s opinion shall be delivered to Tenant within forty-five (45) days after the date of the event causing such damage. Landlord shall consider and include as part of its evaluation, the period of time necessary to obtain the required approvals of any secured lender and insurer and governmental entities, to order and obtain materials, and to engage contractors.

14.2 Tenant’s Right to Terminate. If such damage causes all or any material portion of the Premises to be untenantable by Tenant and, in Landlord’s reasonable opinion, such damage cannot be repaired within nine (9) months after the date of the event causing such damage (under a normal construction schedule not requiring the payment of overtime or premium) or, if commenced, such repairs are not completed within nine (9) months after the date of the event causing such damage, Tenant may terminate this Lease by delivery of written notice to Landlord within, as applicable, (i) thirty (30) days after the date on which Landlord’s opinion is delivered to Tenant or (ii) ten (10) months after the date of the event causing such damage if by such date the repairs are not substantially completed. Upon termination, Rent shall be apportioned as of the date of the damage and, provided Tenant is not in default, all prepaid Rent shall be repaid to Tenant.

14.3 Landlord’s Right to Terminate. If (i) the uninsured portion of any damage to or destruction of the Property equals or exceeds ten percent (10%) of the replacement cost of the Building; or (ii) if the Premises or any other portion of the Property is damaged by fire, earthquake, flood or other casualty and such damage cannot, in Landlord’s reasonable opinion, be repaired within nine (9) months after the date of the event causing such damage (under a normal construction schedule not requiring the payment of overtime or premium); or (iii) if any lender holding a mortgage or deed of trust encumbering the Building requires that insurance proceeds be applied toward the repayment of debt; or (iv) if any material, uninsured loss shall occur, Landlord may terminate this Lease by delivery of written notice to Tenant within forty-five (45) days after the date of the event causing such damage. Upon termination, Rent shall be apportioned as of the date of the damage and, provided Tenant is not in default, all prepaid Rent shall be repaid to Tenant.

14.4 Extent of Repair Obligations. If this Lease is not terminated, Landlord’s repair obligation shall extend to the structure of the Building and all improvements (except those constructed or installed by Tenant, if any) in the Premises at the date possession of the Premises was delivered to Tenant, and Tenant shall repair all other portions of the Premises (including, without limitation, Alterations and Tenant Owned Property). All such repairs shall be performed in a good and workmanlike manner, with due diligence, and shall restore the items repaired to substantially the same usefulness and construction as existed immediately before the damage. All work by Tenant shall be performed in accordance with the requirements of Section 10.2 above. Notwithstanding anything to the contrary in this Lease, Landlord shall not be obligated to expend on such repairs more than (a) the amount of insurance proceeds actually received by Landlord on account of the damage and (b) the amount of the deductible for each policy upon which a payment is made; provided, however, that Landlord shall complete all such repairs if Tenant pays to Landlord in advance the difference between the cost of such repairs and the amount of insurance proceeds received by Landlord on account of the damage. In the event of any termination of this Lease, the proceeds from any insurance paid by reason of damage to or destruction of the Property or any portion thereof, or any other element, component or property insured by Landlord, shall belong to and be paid to Landlord.

14.5 Adjustment of Rent. If a casualty renders all or part of the Premises untenantable, Rent shall proportionately abate commencing on the date of the casualty and ending when the Premises are delivered to Tenant with Landlord’s restoration obligation substantially complete. The extent of the abatement shall be based upon the portion of the Premises rendered untenantable, inaccessible or unfit for use in a reasonable business manner for the purposes stated in this Lease.

14.6 Mutual Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, agents and employees, and Tenant waives such rights against each lessor under any ground or underlying lease and each lender under any mortgage or deed of trust or other lien encumbering the Property or any portion thereof or interest therein, to the extent any loss is or would be covered by fire, extended coverage, and other property insurance policies required to be carried under this Lease or otherwise carried by the waiving party, and the rights of the insurance carriers of such policy or policies to be subrogated to the rights of the insured under the applicable policy. Each party shall cause its insurance policy to be endorsed to evidence compliance with such waiver.

15. Insurance.

15.1 Insurance on Tenant’s Property. Tenant shall procure at its cost and expense and keep in effect during the Term insurance coverage for all risks of physical loss or damage insuring the full replacement value of Alterations, Tenant’s trade fixtures, furnishings, equipment, plate glass, signs and all other items of personal property of Tenant. Landlord shall not be liable for any damage or damages of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, vandalism, falling plaster, by sprinkler, drainage or plumbing systems, or air conditioning equipment, by the interruption of any public utility or service, by steam, gas, electricity, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or by anything done or omitted to be done by any tenant, occupant or person in the Building, it being agreed that Tenant shall be responsible for obtaining appropriate insurance to protect its interests.

15.2 Tenant’s Liability Insurance. Prior to performing work at the Property or after taking occupancy of any part of the Premises, Tenant shall procure at its cost and expense and thereafter maintain throughout the Term comprehensive commercial general liability insurance applicable to the Premises with a minimum combined single limit of liability of Two Million Dollars ($2,000,000), statutory worker’s compensation insurance, and employer’s liability insurance with a Five Hundred Thousand Dollar ($500,000) minimum limit covering all of Tenant’s employees. Such liability insurance shall include, without limitation, products and completed operations liability insurance, fire and legal liability insurance, contractual liability insurance applicable to all of Tenant’s indemnity obligations under this Lease, and such other coverage as Landlord may reasonably require from time to time. At Landlord’s request Tenant shall increase such insurance coverage to a level that is reasonably required by Landlord.

15.3 Form of Policies. Tenant’s insurance shall be issued by companies authorized to do business in the State in which the Building is located. Tenant shall have the right to provide insurance coverage pursuant to blanket policies obtained by Tenant if the blanket policies expressly afford coverage required by this Article 15. All insurance policies required to be carried by Tenant under this Lease (except for worker’s compensation insurance) shall (i) name Landlord, and any other parties designated by Landlord as additional insureds, (ii) as to liability coverages, be written on an “occurrence” basis, (iii) provide that Landlord shall receive thirty (30) days notice from the insurer before any cancellation or change in coverage, and (iv) contain a provision that no act or omission of Tenant shall affect or limit the obligation of the insurer to pay the amount of any loss sustained. Each such policy shall contain a provision that such policy and the coverage evidenced thereby shall be primary and non-contributing with respect to any policies carried by Landlord. Tenant shall deliver reasonably satisfactory evidence of such insurance to Landlord prior to performing any work at the Property or taking occupancy of any part of the Premises, and thereafter at least thirty (30) days before the expiration dates of expiring policies. At Landlord’s request, Tenant shall deliver to Landlord copies of such policies. Notwithstanding the foregoing, if any such insurance expires without having been renewed by Tenant, Landlord shall have the option in addition to Landlord’s other remedies to procure such insurance for the account of Tenant immediately and without notice to Tenant, and the cost thereof shall be paid to Landlord as Additional Rent. The limits of the insurance required under this Lease shall not limit the liability of Tenant.

15.4 Compliance with Insurance Requirements. Tenant shall not do anything, or suffer or permit anything to be done, in or about the Premises that shall invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building. Tenant, at Tenant’s expense, shall comply with, and shall cause all occupants of the Premises to comply with, all applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body.

15.5 Landlord’s Insurance. Landlord will purchase and maintain a standard policy of “all risk” insurance with customary exclusions covering the Building in the full replacement cost of the Building. Landlord will purchase and maintain broad form commercial general liability insurance with a minimum combined single limit of liability of at least Two Million Dollars ($2,000,000), written by companies authorized to do business in the State in which the Building is located All costs of insurance carried by Landlord and referred to in this Section or otherwise will constitute Operating Expenses.

16. Eminent Domain.

16.1 Effect of Taking. If all of the Premises is condemned or taken in any permanent manner before or during the Term for any public or quasi-public use, or any permanent transfer of the Premises is made in avoidance of an exercise of the power of eminent domain (each of which events shall be referred to as a “taking”), this Lease shall automatically terminate as of the date of the vesting of title as a result of such taking. If a part of the Premises is so taken, this Lease shall automatically terminate as to the portion of the Premises so taken as of the date of the vesting of title as a result of such taking. If such portion of the Property is taken as to render the Building incapable of economically feasible operation as reasonably determined by Landlord, this Lease may be terminated by Landlord, as of the date of the vesting of title as a result of such taking, by written notice to Tenant given within sixty (60) days following notice to Landlord of the date on which said vesting will occur. If this Lease is not terminated as a result of any taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

16.2 Award. Landlord shall be entitled to the entire award for any taking, including, Without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in any taking, together with any and all rights of Tenant now or hereafter arising in or to such award or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant or the interruption of or damage to Tenant’s business.

16.3 Adjustment of Rent. In the event of a partial taking that does not result in a termination of this Lease as to the entire Premises, Base Rent and Additional Rent shall be equitably adjusted in relation to the portions of the Premises and Building taken or rendered untenantable by such taking.

16.4 Temporary Taking. If all or any portion of the Premises is taken for a limited period of time before or during the Term, this Lease shall remain in full force and effect; provided, however, that Rent shall abate during such limited period in proportion to the portion of the Premises taken by such taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking. Any temporary taking of all or a portion of the Premises which continues for twelve (12) months shall be deemed a permanent taking of the Premises or such portion.

16.5 Landlord’s Representation. Landlord represents and warrants to Tenant that, as of the date of this Lease, Landlord has not received any written notice from any governmental authority effectuating or threatening a taking of all or any part of the Property.

17. Assignment; Subleasing.

17.1 Consent Required. Neither Tenant nor any sublessee or assignee of Tenant, directly or indirectly, voluntarily or by operation of law, shall sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (each such act is referred to as an “Assignment”), or sublet the Premises or any portion thereof or permit the Premises to be occupied by anyone other than Tenant (each such act is referred to as a “Sublease”), without Landlord’s prior written consent in each instance. In the case of any proposed Sublease only, Landlord’s consent shall not be unreasonably withheld or delayed. Any Assignment or Sublease that is not in compliance with this Article 17 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Rent by Landlord from a proposed assignee, sublessee or occupant of the Premises shall not constitute consent to such Assignment or Sublease by Landlord. Fifty percent (50%) of the Excess Assignment Consideration which is attributable to this Lease in connection with any Assignment, and fifty percent (50%) of the Excess Sublease Consideration, shall be payable to Landlord as Additional Rent. The right to such amounts is expressly reserved from the grant of Tenant’s leasehold estate for the benefit of Landlord. Tenant shall use reasonable, diligent efforts to collect all such amounts. Landlord shall have the right from time to time, upon reasonable advance notice, to review Tenant’s records relating to any such amounts payable to or received by Tenant.

17.2 Notice. Any request by Tenant for Landlord’s consent to a specific Assignment or Sublease shall include (a) the name of the proposed assignee, sublessee or occupant, (b) the nature of the proposed assignee’s sublessee’s or occupant’s business to be carried on in the Premises, (c) a copy of the proposed Assignment or Sublease, and (d) such financial information (in the event of an Assignment) and such other information as Landlord may reasonably request concerning the proposed assignee, sublessee or occupant or its business. Landlord shall respond in writing, stating the reasons for any disapproval, within fifteen (15) business days after receipt of all information reasonably necessary to evaluate the proposed Assignment or Sublease.

17.3 No Release. No consent by Landlord to any Assignment or Sublease by Tenant, and no specification in this Lease of a right of Tenant’s to make any Assignment or Sublease, shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after (a) the Assignment or Sublease or (b) any extension of the Term (pursuant to exercise of an option granted in this Lease). The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease.

17.4 Cost of Processing Request. Tenant shall pay to Landlord the reasonable amount of Landlord’s cost of processing every proposed Assignment or Sublease, including without limitation reasonable legal review fees and expenses, together with the reasonable amount of all direct and indirect expenses incurred by Landlord arising from any assignee, occupant or sublessee taking occupancy (including, without limitation, security service, janitorial and cleaning service, and rubbish removal service).

17.5 Corporate or Partnership Transfers. Any sale or other transfer, including without limitation by consolidation, merger or reorganization, of a majority of the voting stock of Tenant or any beneficial interest therein, if Tenant is a corporation, or any sale or other transfer of a majority of the general partnership or membership interests in Tenant or any beneficial interest therein, if Tenant is a partnership or limited liability company, shall be an Assignment for purposes of this Lease. The provisions of this Section 17.5 shall not apply at any time the stock of Tenant is traded on a national exchange.

17.6 Assumption of Obligations. Each assignee or other transferee of Tenant’s interest under this Lease, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all the terms, covenants, conditions and agreements contained in this Lease which are to be performed by Tenant. Each sublessee of all or any portion of the Premises shall agree in writing for the benefit of Landlord (a) to comply with and agree to the provisions of this Lease, and (b) that such sublease (and all further subleases of any portion of the Premises) shall terminate upon any termination of this Lease, regardless of whether or not such termination is voluntary. No Assignment or Sublease shall be valid OT effective unless the assignee or sublessee or Tenant shall deliver to Landlord a fully-executed counterpart of the Assignment or Sublease and an instrument that contains a covenant of assumption by the assignee or agreement of the sublessee, reasonably satisfactory in substance and form to Landlord, consistent with the requirements of this Section 17.6. The failure or refusal of the assignee to execute such instrument of assumption or of the sublessee to execute the agreement described above shall not release or discharge the assignee or sublessee from its obligations that would have been contained in such instrument or agreement, all of which obligations shall run automatically to such assignee or sublessee.

17.7 Limitation. Notwithstanding anything contained in this Lease, no proposed Assignment or Sublease shall provide for a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales. No proposed Assignment of this Lease or Sublease of the Premises shall, in the sole opinion of Landlord, (a) cause a violation of the Employee Retirement Income Security Act of 1974 or the regulations promulgated thereunder, as amended from time to time, by such proposed assignee or subtenant, by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord or (b) result in Landlord, or any person which, directly or indirectly, controls Landlord, receiving “unrelated business taxable income” as defined in the Internal Revenue Code, as amended (the “Code”). The provisions of this Section 17.7 shall be incorporated into the provisions of any Sublease.

18. Utilities and Services.

18.1 Utilities. Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all electric, gas, water and sewer utilities consumed at the Property. Landlord shall cause electric and gas consumption at the Premises to be separately metered and Tenant shall thereafter pay directly to the providing utility companies all charges for electric and gas consumed within the Premises on the basis of readings of such meters.

18.2 Certain Services. Tenant shall contract separately for the provision, at Tenant’s sole cost, of janitorial service and trash removal for the Premises and Landlord will have no obligation to provide any such services to the Premises.

19. Default.

19.1 Events of Default by Tenant. Except as otherwise provided in this Lease, the failure to perform or honor any covenant, condition or other obligation of Tenant or the failure of any representation made by Tenant under this Lease shall constitute a default by Tenant upon expiration of the applicable grace period, if any, Tenant shall have a period of five (5) days from the date any payment of Rent is due within which to cure any default in the payment of Rent, Except as otherwise provided in Article 20, Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that with respect to any default (other than a default which can be cured by the payment of money) that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Tenant commences to cure within thirty (30) days from Landlord’s notice, continues to prosecute diligently the curing of such default and actually cures such default within ninety (90) days after Landlord’s notice. Notwithstanding anything contained in this Section 19.1, Landlord shall not be obligated to provide Tenant with notice of substantially similar defaults more than two (2) times in any twelve (12) month period.

19.2 Remedies. Upon the occurrence of a default by Tenant that is not cured by Tenant within the applicable grace periods specified in Section 19.1, Landlord shall have all of the following rights and remedies in addition to all other rights and remedies available to Landlord at law or in equity:

19.2.1 The right to terminate Tenant’s right to possession of the Premises and to recover (i) all Rent which shall have accrued and remain unpaid through the date of termination; plus (ii) the amount by which the unpaid Rent for the balance of the Term, discounted to present value at the Prime Rate then in effect, shall exceed the then fair rental value of the Premises for the balance of the Term, similarly discounted, plus (iii) any other amount necessary to compensate Landlord for all the damages caused by Tenant’s failure to perform its obligations under this Lease (including, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs and brokers’ fees incurred upon any reletting of the Premises).

19.2.2 The right to continue the Lease in effect after Tenant’s breach and recover Rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not of themselves constitute a termination of Tenant’s right to possession.

19.2.3 The right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds therefrom pursuant to applicable law. In such event, Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Term) and at such rent and such other terms as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Upon each such subletting, rents received from such subletting shall be applied by Landlord, first, to payment of any costs of such subletting (including, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs, and brokers’ fees) and of any such alterations and repairs; second, to payment of Base Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Base Rent and Additional Rent as they become due. If any rental or other charges due under such sublease shall not be promptly paid to Landlord by the sublessees, or if such rentals received from such subletting during any month are less than Base Rent and Additional Rent to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord the costs of such subletting (including, without limitation, attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs and brokers’ fees), and any other amounts due Landlord under this Section 19.2. Such deficiency shall be calculated and paid monthly. For all purposes set forth in this Section 19.2.3, Landlord is irrevocably appointed attorney-in-fact for Tenant, with power of substitution. No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant. Landlord’s subletting the Premises without termination shall not constitute a waiver of Landlord’s right to elect to terminate this Lease for such previous breach.

19.2.4 The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises, to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to this Article.

19.2.5 The right to specific performance of any or all of Tenant’s obligations under, and to damages for delay in or failure of such performance.

19.3 Remedies Cumulative. The exercise of any remedy provided by law or the provisions of this Lease shall not exclude any other remedies unless they are expressly excluded by this Lease. Tenant hereby waives any right of redemption or relief from forfeiture following termination of, or exercise of any remedy by Landlord with respect to, this Lease.

19.4 Events of Default by Landlord. The failure by Landlord to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Landlord, where such failure shall continue for a period of thirty (30) days after written notice thereof by Tenant to Landlord, shall be deemed to be a default by Landlord under this Lease; provided, however, that if the nature of Landlord’s default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, provided that the default shall actually be cured within ninety (90) days after notice.

19.5 Limitation of Landlord’s Liability. None of Landlord’s covenants, undertakings or agreements under this Lease is made or intended as personal covenants, undertakings or agreements by Landlord, or by any of Landlord’s shareholders, directors, officers, trustees or constituent partners. All liability for damage or breach or nonperformance by Landlord shall be collectible only out of Landlord’s interest from time to time in the Property, which shall include the net proceeds of any sale of the Property received by Landlord, and no personal liability is assumed by nor at any time may be asserted against Landlord or any of Landlord’s shareholders, directors, officers, trustees or constituent partners.

19.6 Transfer of Landlord’s Interest. Upon the sale or other conveyance or transfer of Landlord’s interest in the Property, the transferor shall be relieved of all covenants and obligations of Landlord arising under this Lease from and after the closing of such sale, conveyance or transfer, but shall not be relieved of any liabilities arising under this Lease prior to the closing of such sale, conveyance or transfer.

20. Insolvency or Bankruptcy. The occurrence of any of the following shall, at Landlord’s option, constitute a breach of this Lease by Tenant; (i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant or the Premises, (ii) an assignment by Tenant for the benefit of creditors, (iii) any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization, moratorium or other debtor relief act or statute, whether now existing or hereafter amended or enacted, (iv) the filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of thirty (30) days, (v) the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of ten (10) days after the levy thereof, (vi) the admission of Tenant in writing of its inability to pay its debts as they become due, (vii) the filing by Tenant of any answer admitting or failing timely to Contest a material allegation of a petition filed against Tenant in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation or dissolution of Tenant or similar relief, (viii) if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or (ix) the occurrence of any of the foregoing on the part of any Guarantor. Upon the occurrence of any such event or at any time thereafter, Landlord may elect to exercise any of its remedies under Article 19 above or any other remedy available at law or in equity. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges under this Lease be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings. If, upon the occurrence of any of the events enumerated above, under applicable law Tenant or the trustee in bankruptcy has the right to affirm this Lease and continue to perform the obligations of Tenant under this Lease, Tenant or such trustee, in such time period as may be permitted by the bankruptcy court having jurisdiction, shall cure all defaults of Tenant outstanding under this Lease as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Notwithstanding the provisions of Section 19.1, there shall be no cure periods for any breach or default under this Article 20 except as expressly provided in this Article 20.

21. Fees and Expenses: Indemnity; Payment.

21.1 Landlord’s Right to Remedy Defaults. If Tenant shall default in the performance of any of its obligations under this Lease after notice and expiration of the applicable cure period, Landlord, at any time thereafter and without additional notice, may remedy such default for Tenant’s account and at Tenant’s expense, without waiving any other rights or remedies of Landlord with respect to such default. Notwithstanding the foregoing, Landlord shall have the right to cure any failure by Tenant to perform any of its obligations under this Lease without notice to Tenant if such failure results in an immediate threat to life or safety of any person, or impairs the Building or its efficient operation. Notwithstanding anything contained in this Lease, Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from the exercise by Landlord of its rights under this Section 21.1.

21.2 Indemnity. Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, penalties, fines and reasonable attorneys’ fees, to the extent incurred in connection with or arising from (a) the use or occupancy or manner of use or occupancy of the Premises by Tenant or any person occupying the Premises, and (b) any occurrence on the Premises from any cause whatsoever, except to the extent caused by the negligence or willful misconduct of Landlord.

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21.3 Interest on Past Due Obligations. Unless otherwise specifically provided herein, any amount due from Tenant to Landlord under this Lease which is not paid within ten (10) days after written notice from Landlord shall bear interest from the due date until paid at the Lease Interest Rate.

22. Access to Premises. Landlord reserves for itself and its agents, employees and independent contractors the right to enter the Premises upon at least thirty-six (36) hours notice to inspect the Premises, to supply any service to be provided by Landlord to Tenant, to show the Premises to prospective purchasers, mortgagees, beneficiaries or tenants, to post notices of nonresponsibility, to determine whether Tenant is complying with its obligations under this Lease, and to alter, improve or repair the Premises or any other portion of the Building. Landlord’s right to enter the Premises shall include the right to grant access to the Premises to governmental or utility employees. Landlord may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Premises or any other portion of the Building where reasonably required by the character of the work to be performed in making repairs or improvements, provided that the entrance to the Premises shall not be blocked thereby, and that there is no unreasonable interference with the business of Tenant. In the event of an emergency, Landlord shall have the right to enter the Premises at any time without notice. Except to the extent caused by Landlord’s gross negligence or willful misconduct, Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent, or any other loss occasioned by Landlord’s exercise of any of its rights under this Section 22. Any entry to the Premises or portions thereof obtained by Landlord in accordance with this Section 22 shall not be construed or deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an eviction, actual or constructive, of Tenant from the Premises or any portion thereof. Landlord shall perform any work pursuant to this Section 22 in a manner designed to cause as little interference with Tenant’s use of the Premises as is reasonably practical; provided, however, that Landlord shall not be obligated to perform work during other than normal business hours. To the extent reasonably practicable, any entry shall occur during normal business hours.

23. Notices. Except as otherwise expressly provided in this Lease, any payment required to be made and any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by personal delivery or registered or certified mail, return receipt requested, or by overnight courier service, addressed (a) to Tenant at Tenant’s Address, (b) to Landlord at Landlord’s Address, or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article 23. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date of receipt or refusal to accept delivery.

24. No Waiver. Neither this Lease nor any term or provision of this Lease may be waived, and no breach thereof shall be waived, except by a written instrument signed by the party against which the enforcement of the waiver is sought. No failure by Landlord to insist upon the strict performance of any obligation of Tenant under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach, no course of conduct between Landlord and Tenant, and no acceptance of the keys or to possession of the Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or a waiver or modification of any term, covenant or condition of this Lease or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the aggregate of all Base Rent and Additional Rent then due under this Lease shall be deemed to be other than on account of the first items of such Base Rent and Additional Rent then accruing or becoming due, unless Landlord elects otherwise. No endorsement or statement on any check and no letter accompanying any check or other payment of Base Rent or Additional Rent in any such lesser amount and no acceptance by Landlord of any such check or other payment shall constitute an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent or Additional Rent or to pursue any other legal remedy.

25. Tenant’s Certificates. Tenant, at any time and from time to time, within ten (10) days after written request, shall execute, acknowledge and deliver to Landlord, addressed (at Landlord’s request) to Landlord and any prospective purchaser, ground or underlying lessor or mortgagee or beneficiary of any part of the Property, an estoppel certificate in form and substance reasonably designated by Landlord. Tenant shall cause Guarantor to join in any such estoppel certificate for the purpose of certifying that Guarantor’s guaranty remains in full force and effect. It is intended that any such certificate may be relied upon by Landlord and any prospective purchaser, investor, ground or underlying lessor or mortgagee or beneficiary of all or any part of the Property.

26. Rules and Regulations. Tenant shall faithfully observe and comply with and cause all of its employees and invitees to observe and comply with all reasonable rules and regulations which may from time to time be put into effect by Landlord. In the event of any conflict between any such rule or regulation and this Lease, this Lease shall govern.

27. Tenant’s Taxes. In addition to all other sums to be paid by Tenant under this Lease, Tenant shall pay, before delinquency, any and all taxes levied or assessed during the Term, whether or not now customary or within the contemplation of the parties, (a) upon, measured by or reasonably attributable to Tenant’s improvements, equipment, furniture, fixtures and other personal property located in the Premises, (b) upon or measured by Base Rent or Additional Rent, or both, payable under this Lease, including without limitation any gross income tax or excise tax levied by any governmental body having jurisdiction with respect to the receipt of such rental; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Tenant shall reimburse Landlord upon demand for any and all such taxes paid or payable by Landlord (other than state and federal personal or corporate income taxes measured by the net income of Landlord from all sources). Notwithstanding anything to the contrary in this Section 27, Tenant shall have the right to contest any taxes payable by Tenant under this Section provided that Tenant, at its sole cost and expense, diligently undertakes and pursues any such contest in appropriate proceedings, indemnifies Landlord against and holds Landlord harmless from all loss or damages that Landlord shall suffer by reason of such contest, and does not permit any lien to be placed on the Building or any part thereof or interest therein.

28. Miscellaneous.

28.1 Annual Financial Statement. Within ten (10) days following the request of Landlord, which request may not be given more than two (2) times during any of the initial Term or any Renewal Term, at any time during the Term that Tenant is not a “publicly traded company” (i.e., ownership interests are listed on a public securities exchange), then Tenant shall furnish to Landlord a financial statement, in form and substance satisfactory to Landlord, showing the complete results of such entity’s operations for its immediately preceding fiscal year, certified as true and correct by a certified public accountant and prepared after audit in accordance with generally accepted accounting principles applied on a consistent basis from year to year.

28.2 References. All personal pronouns used in this Lease, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. The use herein of the word “including” or “include” when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, or “but not limited to,” or words of similar import) is used with reference thereto. All references to “mortgage” and “mortgagee” shall include deeds of trust and beneficiaries under deeds of trust, respectively. All Exhibits referenced and attached to this Lease are incorporated in this Lease by this reference. The captions preceding the Sections and Articles of this Lease have been inserted solely as a matter of convenience, and such captions in no way define or limit the scope or intent of any provision of this Lease.

28.3 Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided herein, their respective personal representatives and successors and assigns; provided, however, but subject nevertheless to the provisions of Section 19.6, that upon the sale, assignment or transfer by Landlord (or by any subsequent Landlord) of its interest in the Building as owner or lessee, including, without limitation, any transfer upon or in lieu of foreclosure or by operation of law, Landlord (or subsequent Landlord) shall be relieved from all subsequent obligations or liabilities under this Lease, and all obligations subsequent to such sale, assignment or transfer (but not any obligations or liabilities that have accrued prior to the date of such sale, assignment or transfer) shall be binding upon the grantee, assignee or other transferee of such interest. Any such grantee, assignee or transferee, by accepting such interest, shall be deemed to have assumed such subsequent obligations and liabilities.

28.4 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

28.5 Construction. This Lease shall be governed by and construed in accordance with the laws of the State in which the Building is located, without regard for such State’s choice of law requirements.

28.6 Integration. The terms of this Lease (including, without limitation, the Exhibits to this Lease) are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party by reason of such party having drafted such language.

28.7 Surrender. Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in the condition in which they are required to be kept as provided in this Lease, ordinary wear and tear excepted.

28.8 Quiet Enjoyment. Landlord represents and warrants to Tenant that Landlord is the holder of fee simple title to the Property. Upon Tenant paying the Base Rent and Additional Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord; subject, however, to the provisions of this Lease and to any mortgages or deeds of trust or ground or underlying leases referred to in Article 12.

28.9 Holding Over. If Tenant shall hold over after the expiration of the Term, Tenant shall pay monthly Base Rent equal to one hundred fifty percent (150%) of the Base Rent payable during the final full month of the applicable Lease Year (exclusive of abatements, if any), in which such termination occurs together with an amount reasonably estimated by Landlord for the monthly Additional Rent payable under this Lease, and shall otherwise be on the terms and conditions herein specified so far as applicable (but expressly excluding all renewal or extension rights). No holding over by Tenant after the Term shall operate to extend the Term. In the event of any holding over without Landlord’s prior written consent, Tenant shall indemnify Landlord against all claims for damages by any other tenant to whom Landlord may have leased all or any part of the Premises commencing upon or after the expiration of the Term. Any holding over with Landlord’s written consent shall be construed as a tenancy at sufferance or from month to month, at Landlord’s option. Any holding over without Landlord’s written consent shall entitle Landlord to reenter the Premises as provided in Article 19, and to enforce all other rights and remedies provided by law or this Lease.

28.10 Time of Essence. Time is of the essence of each and every provision of this Lease.

28.11 Broker’s Commissions. Each party represents and warrants to the other that it has not entered into any agreement or incurred or created any obligation which might require the other party to pay any broker’s commission, finder’s fee or other commission or fee relating to the leasing of the Premises, other than the Broker referenced herein. Landlord shall pay a commission to Broker in accordance with the terms of a separate agreement between Landlord and Broker. Each party shall indemnify, defend and hold harmless the other and the other’s constituent partners and their respective officers, directors, shareholders, agents and employees from and against all claims for any such commissions or fees made by anyone claiming by or through the indemnifying party.

28.12 No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation hereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

28.13 Survival. All of Tenant’s and Landlord’s covenants and obligations contained in this Lease which by their nature might not be folly performed or capable of performance before the expiration or earlier termination of this Lease shall survive such expiration or earlier termination. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s or Tenant’s rights and remedies at law or in equity available upon a breach by the other party of this Lease.

28.14 Amendments. No amendments or modifications of this Lease or any agreements in connection therewith shall be valid unless in writing duly executed by both Landlord and Tenant. No amendment to this Lease shall be binding on any mortgagee or beneficiary of Landlord (or purchaser at any foreclosure sale) unless such mortgagee or beneficiary shall have consented in writing to such amendment.

28.15 Authorization. Each of Landlord and Tenant represents and warrants to the other that it has duly executed and delivered this Lease, and that its execution and delivery of this Lease and the performance of its obligations under this Lease have been duly authorized by all necessary action.

28.16 No Legal Actions. Landlord represents and warrants to Tenant that, as of the date of this Lease, no suits or proceedings are pending against Landlord or the Property before any court having jurisdiction over either Landlord or the Property and, to Landlord’s actual knowledge, no such suits or proceedings have been threatened.

28.17 WAIVER OF JURY TRIAL. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANTS USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE.

28.18 DELIVERY FOR EXAMINATION. DELIVERY OF THE LEASE TO TENANT SHALL NOT BIND LANDLORD IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT AND DELIVERY IS MADE TO EACH.

28.19 Signage. Tenant shall have the right to place signage announcing the name, trade name and/or logo of Tenant upon the exterior of the Building and upon the two existing monument signs erected for the Building. Landlord shall reserve for Tenant space on such monument signs of a size at least equivalent to Tenant’s Proportionate Share in the Building but in all event not less than twenty-five percent (25%), of the area for tenant signage on such monument signs. All such signage so erected shall be subject to Landlord’s prior written approval only as to size, designs and location, which approval shall not be unreasonably withheld, delayed or conditioned. All such signage to be erected on the exterior of the Building shall also be subject to Tenant obtaining all necessary permits and approvals to erect and maintain said signage. All such signage shall be in compliance with all applicable codes, ordinances and laws. All signage so erected by Tenant shall be repaired and maintained by Tenant, at its sole cost and expense, in a first class condition consistent with the first class nature of the Building, and shall be removed by Tenant at its sole cost at the expiration of the Term. Tenant shall indemnify, defend and hold Landlord harmless from and against all claims, liabilities, damages, fees and expenses in connection with any damage to property or persons suffered or incurred in connection with any such signs erected by Tenant which is not caused by Landlord.

IN WITNESS WHEREOF, Landlord and Tenant have each caused their duly authorized representatives to execute this Lease on their behalf as of the date first above written.

LANDLORD

KEYSTONE CRANBURY EAST, LLC

By:	Paul D. Loosmann
Its:	Senior Vice President

TENANT

LA JOBI INDUSTRIES, INC.

By:	Lawrence Bivona
Its:	President

EXHIBIT A

SITE PLAN

238 CARS
16 DOCK DOORS
6 KNOCK OUTS
6 DOCK DOORS
OFFICE
10,000 SF
WAREHOUSE - PHASE II
500,000 SF TOTAL
LEASED
TO OTHERS
281,300 SF
LAJOBI
LEASED
AREA
218,700 SF
30 TRAILERS
30 TRAILERS
22 DOCK DOORS
5 KNOCK OUTS
15 DOCK DOORS
DRIVE IN
37 TRAILERS
26 TRAILERS
Tenant Car Parking
Tenant picnic Area
Tenant Trailer Parking Area
SITE PLAN OPTION C

KEY ONE
PROPERTY TRUST

CRANBURY EAST PHASE I & II

EXHIBIT B

WORK LETTER

Landlord and Tenant agree as follows:

1.	Designation of Tenant's Construction Representative.

Tenant shall designate a Construction Representative. Tenant's Construction Representative: (a) shall be available to meet and consult with Landlord on a continuing basis at the Premises as Tenant's representative concerning the matters which are the subject of this Work Letter; and (b) shall have the power legally to bind Tenant under this Work Letter in giving direction to Landlord, in giving approval of design documents and work, and in making requests and approval for changes.

2.	Preparation, Review and Approval of Design Documents—Office Space/Shipping Offices.

(a) Design. Subject to the procedural requirements set forth in subparagraph 2(b) below, Landlord shall cause to be prepared by its design professional and delivered to Tenant for its review and approval "space plans" consisting of such architectural, mechanical, electrical, plumbing and structural drawings and other documents to fix and describe the size and character of the approximately 10,000 square feet office space to be constructed within the Premises at the location generally depicted on the Site Plan.

(b) Tenant Approval. Landlord shall submit for Tenant's approval the space plans. The approval by Tenant of the space plans shall be subject to the following procedural requirements:

(i) Tenant shall, within three (3) days after its receipt of the space plans, review and approve the same, or return the same to Landlord with requested modifications.

(ii) If Tenant shall return the modified documents to Landlord with requested modifications, Landlord and Tenant shall mutually, diligently and reasonably negotiate such modifications. Upon reaching agreement, the space plans shall be modified accordingly and such modified plans shall be re-submitted to Tenant by Landlord.

(c) Following approval by Tenant of the modified space plans,

Landlord shall cause construction drawings and specifications to be prepared in conformity with the approved space plans. The specifications shall contemplate the use of new building standard materials. The construction drawings and specifications shall be submitted to Tenant for approval, subject to the same procedural requirements set forth in subparagraph 2(b) above. As approved by Landlord and Tenant, the construction drawings and specifications are referred to as the "Construction Documents."

(d) Tenant shall submit to Landlord, at or prior to the time Landlord submits an application for building permits to perform Landlord’s Office Work (as such term is defined in subparagraph 3(a)), Tenant’s completed racking plan.

3.	Landlord’s Work.

(a) All work (including all materials, supplies, components, building permits, labor and services therefor) required to cause the improvements contemplated by the Construction Documents to be completed, is called the “Landlord’s Office Work”.

(b) “Landlord’s Warehouse Work” shall refer to the following:

(i) construction of a sheet rock demising wall on the north end of the Premises separating the Premises from adjacent space in the Building;

(ii) installation of six 110 volt electric outlets (for forklifts) in that portion of the Premises outside of the office space area depicted on the Site Plan;

(iii) provision of office trailer for eight (8) employees (with plumbing, electric and HVAC) adjacent to or inside of the Premises;

(iv) installation of temporary interior fence separating the office space area depicted on the Site Plan from the balance of the space comprising the Premises.

(c) Landlord shall also (i) relocate the ceiling lights as directed by Tenant following finalization of Tenant’s racking plan; (ii) provide one (1) man door on the east wall of the Building at the northern portion of the Premises; (iii) install a concrete drive in ramp to service one (1) 12’ x 14’ loading door located on the West side of the Building; and (iv) install 10 doors on West side of the Building equipped with levelers, dock lights, dock bumpers and dock seals. The work contemplated by this subparagraph 3(c) shall be substantially completed by Landlord by the First Office Space Delivery Date, as such date may be extended by reason of Tenant Delay and/or Force Majeure Events.

(d) “Landlord’s Work” shall refer to Landlord’s Office Work, Landlord’s Warehouse Work, and all other work to be performed by Landlord under this Section 3 collectively.

4.	Performance of Landlord’s Work.

(a) Landlord shall supervise, oversee, schedule and coordinate the performance of the Landlord's Work. Landlord may (i) make substitutions of material or components of equivalent grade and quality when and if any specified material or component shall not be readily or reasonably available, and (ii) make changes to the work necessitated by conditions met in the course of construction, provided that if any change is material and substantial in nature, then Tenant’s approval of such change shall first be obtained (which approval shall not be unreasonably withheld or delayed).

(b) Subject to Force Majeure Events and Tenant Delay (as such term is defined herein), Landlord shall use diligent efforts to Substantially Complete Landlord’s Work by the applicable dates set forth in Section 3 of this Lease. The Warehouse Space Delivery Date, the First Office Space Delivery Date and the Second Office Space Delivery Date shall be extended by the period of any delay resulting from Force Majeure Events or Tenant Delay, and shall also be extended by one (1) day for every day after July 15, 2003 that Landlord and Tenant have not finally approved Construction Documents.

5.	Landlord’s Contractor.

Landlord’s Work shall be performed by a contractor selected by Landlord.

6.	Substantial Completion.

(a) With respect to Landlord’s Work, the term “Substantial Completion” or “Substantially Complete” shall mean that state of completion of Landlord’s Office Work or Landlord’s Warehouse Work which will allow Tenant to use the applicable portion of the Premises for its intended purposes, and shall include at a minimum: the issuance of a certificate of occupancy (permanent or temporary) or similar governmental permit or approval (each, an “Occupancy Permit”) to permit the lawful occupancy of the applicable portion of the Premises (provided, however, that if an Occupancy Permit is not issued because of a Tenant Delay or other act or omission by Tenant, or the failure of Tenant to perform any of its obligations under this Lease, the issuance of an Occupancy Permit shall not be a prerequisite to the occurrence of “Substantial Completion”); and in addition reasonable means of access to the applicable portion of the Premises shall have been installed and shall be available to Tenant.

(b) The term “Substantial Completion Date” shall mean the dates on which Landlord’s Office Work and Landlord’s Warehouse Work, as applicable, is Substantially Complete.

7.	Tenant Delays.

Each of the following shall constitute a Tenant Delay (collectively, “Tenant Delays”):

(a) Any failure by Tenant to furnish any required notice, plan, drawing, information, approval or consent within any respective required time period as set forth in this Work Letter or elsewhere in the Lease.

(b) Any changes to space plans or construction plans (as the same may be modified pursuant to and in accordance with this Work Letter) requested by Tenant, or any changes to the Landlord’s Work itself requested by Tenant.

(c) Delays caused by the performance of any work or activity in the Premises by Tenant or any of its employees, agents, or contractors.

(d) Any failure by Tenant to timely pay to Landlord the Excess amount which Tenant may be obligated to pay to Landlord pursuant to subparagraph 9(d) below.

(e) The inclusion by Tenant of any item in Landlord’s Work which (i) is required for the issuance of an Occupancy Permit but is not obtainable in time to permit Landlord to achieve Substantial Completion of Landlord’s Office Work by the First Office Delivery Date or of Landlord’s Warehouse Work by the Warehouse Delivery Date, or (ii) results in delays in obtaining a building or other permit required for the performance of Landlord's Work.

8.	Tenant’s Construction Representative’s Access, Inspection, and Approval.

(a) Landlord and Tenant with their respective consultants shall make periodic joint inspections of the Premises from time to time during construction at reasonable times on business days, and each time shall jointly approve a written statement or assessment of the status of construction, the tasks remaining to be completed and ultimately the date of Substantial Completion.

(b) As to all Landlord’s Work performed by or on behalf of Landlord prior to the Substantial Completion Date and not objected to by Tenant, it shall be conclusively deemed on the Substantial Completion Date that such work was satisfactorily performed in accordance with and meets the requirements of this Lease. As to any item of Landlord’s Work remaining to be completed after the Substantial Completion Date (“Punchlist Items”), Landlord shall supervise the completion of such item within sixty (60) days after the Substantial Completion Date (except for items which cannot reasonably be completed within such sixty (60) day period, which items shall be completed as promptly as practicable using diligent efforts thereafter).

9.	Payment of Cost of Landlord’s Work.

(a) Except as otherwise provided in this Paragraph 9, all costs of performing the Landlord’s Work shall be paid by Landlord; provided, all additional costs of performing the Landlord’s Work arising from any Tenant Delay shall be paid by Tenant within ten (10) days of request by Landlord.

(b) As used herein, the term “Landlord’s Cost” shall mean the sum of (i) all costs and expenses paid or incurred by Landlord for (or in connection with) the supervision, overseeing, coordination, performance and completion of the Landlord’s Office Work (including, without limitation, contract or purchase price(s) for materials, components, labor, change orders, services, insurance requirements, “general conditions,” permits, certificates of occupancy and other costs incurred for Landlord to supervise, oversee, schedule, coordinate, perform and complete the Landlord’s Office Work), plus (ii) Landlord’s professional, designer, consultant, architectural and engineering fees (if applicable) and costs, including, without limitation, the cost of review, preparation and revisions to drawings and other plans relating to the Landlord’s Office Work, plus (iii) legal fees incurred in connection with preparing and/or negotiating any construction contracts therefor.

(c) As used herein, the term “Office Allowance” shall equal $400,000.

(d) To the extent Landlord’s Cost of performing Landlord’s Office Work is determined to exceed the Office Allowance, Tenant shall pay such excess (“Excess”) to Landlord within five (5) days after Landlord notifies Tenant of any such Excess, which notice shall include copies of invoices and other documentation reasonably documenting such Excess. The amounts paid by Tenant to Landlord pursuant to this paragraph are called the “Tenant Reimbursement”. Landlord shall disburse the amount of the Tenant Reimbursement on account of Landlord’s Costs prior to the disbursement by Landlord of the Office Allowance on account of the Landlord’s Costs of performing Landlord’s Office Work. To the extent Landlord’s Cost of performing Landlord’s Office Work is less than the Office Allowance, Landlord shall credit such difference against installments of Base Rent thereafter due and payable under this Lease until such credit is exhausted.

10.	Additional Cash Allowance.

On August 1, 2003, Landlord shall pay to Tenant an additional cash allowance of Eighty-Seven Thousand Four Hundred Eight Dollars ($87,480.00).

EXHIBIT C

BASE RENT FOR RENEWAL TERM(S)

(a) If Tenant exercises an option to renew as set forth in Section 4.4, each of the terms, covenants and conditions of this Lease shall apply during such Renewal Term as though the expiration date of the Renewal Term was the date originally set forth in the Lease as the expiration date of the Term, provided that (i) the Base Rent to be paid during the Renewal Term shall be the Fair Market Value Rental, as defined below, and (ii) the expiration date for the Lease Term shall be the expiration date for the Renewal Term. Anything contained in this Lease to the contrary notwithstanding, if Tenant is in default under any of the terms, covenants or conditions of this Lease beyond any applicable notice and cure periods at the time Tenant exercises an option to renew, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate Tenant’s option to renew.

(b) If Tenant timely exercises an option to renew, Landlord shall send to Tenant, within ninety (90) days of Landlord’s receipt of Tenant’s exercise notice, a notice (the “Fair Market Value Rental Notice”) setting forth Landlord’s designation of the Fair Market Value Rental for the Premises for the Renewal Term. Landlord and Tenant shall promptly commence negotiations in an effort to reach a mutually acceptable determination of the Fair Market Value Rental. If within thirty (30) days after the date of the Fair Market Rental Value Notice, Landlord and Tenant have not agreed upon a mutually acceptable Fair Market Value Rental, then, subject to the provisions of paragraph (e) of this Exhibit C, by the close of business on the fifth (5th) business day following the end of such 30-day period each of Landlord and Tenant will submit to the other its final proposed Fair Market Value Rental. If either party fails to timely submit its final proposed Fair Market Value Rental to the other as required above, then the Fair Market Value Rental shall be deemed to be that submitted by the party who has so timely acted.

(c) Within ten (10) business days after the last of Landlord’s or Tenant’s proposed Fair Market Value Rental is submitted, each of Landlord and Tenant will appoint a person who is a licensed New Jersey real estate broker or an appraiser who is a member of the American Institute of Real Estate Appraisers, with not less than five (5) years’ experience in the greater South Brunswick business district in which the Premises is located (each, an “Arbitrator”). The two (2) Arbitrators so appointed shall appoint an impartial third Arbitrator, similarly qualified, who has no business relationship with either Landlord or Tenant, within ten (10) days after the appointment of the last appointed Arbitrator, and shall notify the parties of the identity of such third Arbitrator. If the two (2) Arbitrators are unable to agree upon a third Arbitrator, either Landlord or Tenant may, upon not less than five (5) days’ written notice to the other party, apply to the American Arbitration Association for appointment of a third similarly qualified Arbitrator. The three (3) Arbitrators are referred to in this Lease as the “Arbitration Panel.” Within thirty (30) days after the appointment of the third Arbitrator, the Arbitration Panel shall (i) conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for questioning by the members of the Arbitration Panel and (ii) select either the Landlord’s proposed Fair Market Value Rental or the Tenant’s proposed Fair Market Value Rental as the Fair Market Value Rental, which designation will constitute the Fair Market Value Rental for the Renewal Term. The determination of the Arbitration Panel shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed Fair Market Value Rental is closest to the actual Fair Market Value Rental, and the Arbitration Panel will have no right to propose a middle ground or to modify either of the two (2) proposals. The decision of a majority of the three (3) members of the Arbitration Panel shall be binding upon Landlord and Tenant. In the event of the failure, refusal or inability of an Arbitrator to act, a successor shall be appointed in the same manner as the original Arbitrator. Each party shall pay any cost of the Arbitrator selected by such party and one-half of the cost of the third Arbitrator so selected plus one-half of any other costs incurred in resolving the disagreement regarding the Fair Market Value Rental.

(d) If Landlord and Tenant reach agreement regarding the Fair Market Value Rental, or if the Arbitration Panel determines the Fair Market Value Rental, then, within thirty (30) days, the parties shall execute an amendment to this Lease confirming the terms and conditions applicable to the Renewal Term, including the newly extended expiration date.

(e) Notwithstanding anything contained in the Exhibit C or the Lease, in no event shall Base Rent in any Renewal Term be less than the Base Rent payable for the Lease Year immediately preceding the start of such Renewal Term.